EXHIBIT 10.12

Product Design Agreement

This Agreement (“Agreement”) is entered into May 1st, 2007 (‘late “Effective Date”) by and between PocketFinder LLC, a corporation residing at 4999 E. La Palma Avenue Anaheim, CA., 92807 (“The Company”), and Aero Technology UK Ltd (“The Contractor”) organized under the laws of Great Britain having a registered address as 9A East Butts Road, Rugley, Staffordshire, England.

RECITALS

A.           The Company is the owner of certain patents, patent applications, technology and intellectual property relating to personal apparatus for receiving and transmitting radiotelephone communications and location based services.

B.           The Contractor is undertaking to design for the Company the required circuitry, software, mechanics and radio frequency generation and reception functions required to realize the production of a cellular device for receiving and transmitting radio telephone signals and location signals which incorporates such patents, patent applications, technology and other intellectual property and in accordance with the terms and conditions of this agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the following mutual covenants and agreements and promises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows.

1.           Definitions.

1.1           “Product” - refers to a fully functional two way cellular terminal as described but not limited to the subject matter contained in but not limited to Appendix I of this Agreement and as described to the Contractor by the Company.

1.2           “Effective Delivery Date” - means the date on which the design and all of the required elements of the design are in a complete state where they can be handed over to the Company’s chosen manufacturer ready for immediate mass production.

1.3           “Third Party Supplier” - refers to any person, Company, or organization engaged by the Company or the Contractor to undertake any work in connection with the design of the product.

1.4           “Improvement” - means any modification or revision relating to the use of the product described in Appendix I of this Agreement whether discovered or conceived or invented by the Company or Contractor or co-conceived, co-invented or co-discovered by the Company and the Contractor, or by the Company and a third party supplier or third party suppliers or by the Contractor and any third party supplier or third party suppliers.

1.5           “Technology” shall mean inventions (as defined in Section 1.7 below) and other know how and other intellectual property related to the Company or otherwise incorporated in or used in connection with the design or manufacture of the product.

1.6           “Confidential Information” shall mean the terms of this Agreement and information related to the Company’s business disclosed to the Contractor by the Company as a consequence of or through performance of services for the Company, its subsidiaries or affiliates, whether or not related to the Contractor’s specific work for the Company.  Confidential Information includes all information related to any aspects of the Company’s business which is either information not know by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise.  Confidential Information includes Inventions (as defined in Section 1.7 below); know how, data, financial information and forecasts, product plans, marketing plans and strategies, and customer lists.  Information shall be considered, for purposes of this Agreement, to be Confidential Information if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to license or distribution agreements, joint development agreements, or agreements entered into by the Company or any of its affiliates.  For purposes of this Agreement, information shall not be considered confidential to the extent that such information is or becomes, through no fault of the Contractor, part of the public domain, or such information is lawfully furnished to the Contractor by a third party without restriction or disclosure.

1.7           “Inventions” shall mean any and all inventions, data, drawings, specifications, processes, methods, concepts, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, trademarks, patents, copyrights, works of authorship, mask works, developmental or experimental work, processes, techniques, and improvements.

2.           Products & Services.

2.1           The Contractor agrees to design the Product for the Company.

2.2           The design shall include all of the required elements to realize a fully functional Product, including but not limited to, the MMi, baseband, protocol stack, radio frequency generation, GPS integration and reception circuitry, printed circuit board(s), battery, battery management software, drivers, controllers, outer-casing, logic programming key, required filtering devices.

2.3           The Contractor shall carry out the design ensuring the Product performs to as a minimum the specifications as set out in Appendix I of this Agreement.

2.4           The Contractor shall design the Product, and then have the Product successfully approved to the standards of’, and certificated by, the regulatory bodies of the FCC, CE, IC and CCC.

2.5           Key to the design shall be the bill of materials far the Product, the bill of materials as set out in Appendix I attached hereto, is the target cost for the bill of materials required to produce the Product.  The Contractor shall provide a full bill of materials within sixty days from the start of this Agreement, which shall be updated monthly.  The Contractor shall notify the Company immediately in writing if the estimated bill of materials goes outside the upper limit as shown in Appendix I hereto.

2.6           Throughout the design of the Product, the Contractor shall provide the Company with copies of all drawings designs and other material as relates to the Product.

2.7           The physical dimensions of the Product and the physical appearance of the Product shall be exactly as shown on the selected illustration contained in Appendix IV hereto.

2.8           Improvements to the Product additional to those features described in Appendix I hereto may be agreed between the parties from time to time for inclusion into the design of the Product; all such improvements must be approved by the Company in writing to the Contractor.

2.9           The Contractor also undertakes if requested, to supply such other services as will be required for the pre and mass production of the finished Product, including without limitation, further design and improvement of the Product, examples of such further products and services which may be required by the Company are set out in Appendix III hereto.

2.10           In the course of the Product design, the Contractor shall not make the Company liable for any royalty or licensing or other on going charges for the use of any third party technology, components or other products or services, within or related to the Product.  The use of such third party technology products or services is strictly prohibited without the prior and clear written instruction and authorization of the Company, failure to obtain such authority shall render the Contractor solely liable for all such on going royalty, licensing payments as may be levied against the Product by any third party.  Contractor further agrees to defend, indemnify, and hold harmless the Company against such claims from third persons.

3.           Quality Standards.

3.1           The Contractor shall complete all work associated with the design of the Product to ISO 9001 : 2000 procedures, a quality manual will be maintained by the Supplier and Manufacturer.

3.2           The Contractor will provide the finished design in line with the specifications as set out in Appendix I hereto; these specifications shall be the minimum acceptable to the Company with the Contractor constantly aiming to improve on the specifications set out in Appendix I hereto.

3.3           The Contractor shall carry out sufficient oil air testing of the Product in the USA/Canada and Europe as is required to establish the satisfactory performance and stability of the Product.  The results of such on air testing must be submitted to the Company for acceptance in writing.

3.4           The Contractor warrants to the Company that the Product is not subject to any design or intellectual property infringements resulting from design of the Product.  The Contractor further agrees to defend, indemnify and hold the Company harmless against any such claims.

3.5           If a chosen manufacturer reasonably refuses to manufacture the Product as a result of design defect or deficiencies the Contractor shall immediately and fully rectify such design defect at its own cost.

3.6           Within 30 days of this Agreement being signed by the parties, the Company and the Contractor shall complete a project document file to be updated on an ongoing basis as a history of the design by the Contractor, the format for the document shall be agreed between the Company and the Contractor as shall the frequency of updates.

3.7           If the Product develops a fault after manufacture resulting in a Product recall or failure rate in the field in excess of 3%. the Company shall have the right to die following:

a.           Examination by an independent body of the Product to determine if such fault is a defect in manufacturing, component quality or design.

b.           Where such fault is determined to be as a result of the design of the Product the Contractor shall, at its own cost, rectify such faults in the design and also cover all costs associated with the re-working of die existing Product in the field, in manufacture, in transit, or with the Company to rectify such faults and defects.

3.8           At each of the milestones as set out in Appendix II attached hereto, the Company shall receive a sample of the work carried out to date and have the right to accept or reject such work in writing.

3.9           In addition to the written milestone sign-offs it is the responsibility of the Contractor to get the Company’s written acceptance at all stages of the design effecting the final performance of the product, including but not limited to, final MMI (man machine interface), battery performance, physical design form etc.  Any element of the design rejected by the Company where the Contractor did not gain written sign-off from the Company shall be rectified to the Company’s satisfaction at Contractor’s cost. The acceptance of the design stages and the sign-off letters shall form part of the project document as described in paragraph 35 herein.

4.           Contractor’s Representations.

4.1           Contractor represents and warrants to the Company as follows:

(i)           The Work will not infringe any copyright or other proprietary right of any third party;

(ii)           No portion of the Work has been created or commenced prior to the date of this Agreement; and

(iii)           Contractor will not transfer or assign, directly or indirectly, any right, title, or interest in or to the Work to any third party.

5.           Payments.

5.1           The Company agrees to pay the Contractor the amounts shown in Appendix II hereto.

5.2           From time to time, the Company may purchase from the Contractor, in conjunction with the Contractor, through the Contractor, or for the Contractor, such items as are set out in Appendix III attached hereto.  The purchase of such additional product,; or services shall be at the Company’s discretion.  The Contractor shall not make the Company liable in any way for further cost than listed in Appendix II attached hereto, without the prior -written consent of the Company in the form of an official purchase order duly signed and Authorized by a Company Officer issued to the Contractor or third party as requested by the Contractor.

5.3           The Company agrees to pay for the FCC approval of the Product in accordance with the payments set out in Appendix II, should the Product fail either of these approvals or any other approval for which it is submitted at the first examination by the approving body the Contractor shall pay for all subsequent re submissions for approval until approval is granted by the approving body.

5.4           All payments from the Company to the Contractor shall be made by wired transfer; payments shall be made on or as close as practibly possible to the dates shown in Appendix II attached hereto.

6.           Timescales.

6.1           Time shall be of the essence as set out in Appendix II of this contract.  Failure of the Contractor to achieve the effective delivery date as set out in Appendix II attached hereto, for the design of the Product, shall render the Contractor liable to credit the Company the amount of 1% of the Payments as set out in Appendix II hereto, such credits shall become due on the first of each calendar month after the effective delivery date and be repeated thereafter until the supplier delivers the finished Product ready for main production.

6.2           Any delay in payments from the Company to the Contractor after the agreed milestone date other than for rejection of work submitted shall be considered as an extension to the effective delivery date without penalty to the Contractor.

7.           Title.

7.1           Immediately upon execution of this Agreement, and through the design of the Product by the Contractor, title to the design shall be in the Company, this shall include but not be limited to all documentation, drawings, software and any equipment or tools purchased, procured, or prepared by the Contractor or the Company and held by the Contractor specifically for use in the design of the Product.

7.2           All approvals documentation shall be supplied in the name of the Company.

7.3           If the Contractor becomes insolvent or ceases to trade, or is unable to perform under this Agreement for any other reason, all material including documentation, drawings, designs, software, tools and other items procured or prepared specific to the fulfillment of this Agreement shall be immediately delivered to Company.  Contractor shall not declare any items, tools or other material procured specifically for the fulfillment of this Agreement as assets of the Contractor’s business -- all such items, tools and other material being property of the Company on loan to the Contractor.

7.4           If any of the events mentioned in Sections 7.3 or 10.2 occurs, Contractor shall hand over the design in as complete a manner as possible where an alternative supplier could reasonably be expected to carry on the design of the Product.

7.5           The Contractor hereby assigns and agrees to assign to the Company or its designee, without further consideration, the Contractor’s entire right, title, and interest in and to all Inventions (as defined in Section 1.7 above) made, conceived, or completed by the Contractor, individually or in conjunction with others, resulting Exam work or consulting services performed by the Contractor on behalf of the Company or from access to the Confidential Information or property, whether or not patentable, copyrightable, or qualified for mask work protection.  This assignment includes all rights to obtain, register, enforce trade secrets, patents, copyrights, and trademark, fights, and other intellectual property protection for such Inventions.  No rights are reserved by the Contractor, and the Contractor irrevocably waives its moral rights in any Invention.

7.6           The Contractor shall without royalty or further consideration disclose to the Company all information with respect to any Inventions.

7.7           The Contractor when requested to do so by the Company, promptly execute and assign any and all applications, assignments and other instruments which die Company shall deem necessary to apply for and obtain patents, trademarks, copyrights, trade secrets, mask work rights in the United States and in foreign countries, for the Inventions, and convey to the Company or to the Company nominee the sole and exclusive right, title and interest in and to the Inventions or the patents, trademarks, copyrights, trade secrets, mask work or applications of any of the foregoing.

7.8           The Contractor shall when requested to do so by the Company, deliver promptly to the Company evidence for infringement or infringement purposes or other legal proceedings and testify in any interference or other legal proceedings which relates to any matters on which the Contractor has provided services to the Company.

7.9           The Contractor and the Company expressly agree that the Product is a “work made for hire,” and the Contractor expressly waives and relinquishes any and all authorship, copyright, ownership, or other statutory or common law claims to the Product, or any interest or rights in the Product, except only the right to be paid in accordance with the Agreement.  The Contractor further agrees that in the event it is subsequently determined in a legal proceeding that notwithstanding the foregoing language, the Contractor retains any right, title, or interest in or to the Product, the Contractor irrevocably agrees to sell, transfer, and assign any and all such right, title, or interest to the Company, immediately upon the Company’s request, for the sum of One Dollar ($1).

8.           Procurement From Third Parties.

8.1           In respect of the Company making purchases from third parties where the Contractor has specified the third party and the product or service required as part of the design or production of the Product, the liability for the suitability of the product or service shall rest with the Contractor who shall pay for the purchase of subsequent replacement products or services as required directly as a result of the unsuitability of product:  purchased by the Company under the direction of the Contractor.  This shall apply to all purchases from third parties where the Company has been instructed by the Contractor and in particular to, but not limited to the procurement of plastic molding tools, software, reference designs, components test equipment and the like.

8.2           The Contractor will notify the Company within 60 days from the commencement of this Agreement of all additional products and services that will be required to put the Product in mass production on the effective delivery date, this shall include but not be limited to plastics tooling, jigs, software, components list etc.  The Contractor will liaise directly with the Company’s chosen manufacturer to ensure the suitability and compatibility of all such additional products and service.

9.           Confidentiality.

9.1           The Contractor shall hold all Technology (as defined in Section 1.6) and Confidential Information (as defined in Section 1.7 above) in strict confidence and shall not disclosure confidentiality regarding all aspects of the product’s design, including without limitation, the Technology (as defined in Section 1.6 above), and shall not disclose such information to any third persons absent prior written authorization by the Company.  Except as required in the Contractor’s duties for the Company, the Contractor will never directly or indirectly use, disseminate, disclose, lecture upon, or publish articles concerning Technology or Confidential Information.

9.2           The Contractor shall ensure that all sub-contractors and third party suppliers to the Contractor complete and sign a non-disclosure agreement (see Appendix V “Non-Disclosure Agreement”).

10.           Competitive Activities.

10.1           The Contractor shall not utilize any of the Company’s technology or designed hardware or software in any other product for any third party product the Contractor may design in the future.

10.2           Contractor acknowledges and agrees that its breach of any of the terms set forth in this Agreement, including Sections 7, 8, 9, 10, 11, 12.3 and 13.19 would cause irreparable and permanent injury to the Company, which injuries could not be adequately compensated by any monetary award. Contractor further agrees that if such breach occurs, the Company shall have the right, in addition to monetary remedies, to seek immediate and permanent injunctive relief against Contractor.

11.           Indemnity.

11.1           The Contractor shall indemnify and hold the Company and its officers and employees harmless from any and all claims, causes of action, expenses, damages, and liabilities which may incur arising from Contractor’s or its personnel’s unauthorized acts.

12.           Term & Termination.

12.1           This Agreement shall conic into effect upon the date of the first payments being received by the Contractor or on the date of signature whichever is sooner.  This Agreement and all of Contractors obligations hereinafter shall remain in force for the life of the products designed by the Contractor as described in Appendix I hereto.

12.2           The Company reserves thee right to terminate this Agreement at any time without reason by giving not less than 3 months written notice to the Contractor and by paying all monies due to the Contractor up to and including the next due milestone payment.

12.3           Such termination shall not release the Contractor from any of the agreed terms and conditions regarding title (see Section 7 “Title”), confidentiality (see Section 9 “Confidentiality”), competitive activity (see Section 10 “Competitive Activities”), indemnity (see Section II “Indemnity”), and power (see Section 13.19 “Limitation of Powers”) contained in this Agreement.

12.4           The Contractor accepts this Agreement in whole for the completion of the Product’s design; the Contractor shall not have the option to terminate this Agreement other than in the event of the Company becoming bankrupt or insolvent.

13.           Miscellaneous.

13.1           Binding Effect.  This Agreement will be binding upon and will inure to the benefit of each party and, if applicable, their respective successors and assigns; provided, however, that, absent prior written authorization by Company, Contractor may not assign any of its rights or delegate any of its obligations tinder this Agreement and any purported assignment or delegation will be void.

13.2           Assignment.  Contractor expressly acknowledges and agrees that (1) Company has the absolute right to assign its rights under this Agreement to PocketFinder, LLC; and (2) Company, or its assignee, PocketFinder, LLC, may assign its rights under this Agreement to such other persons upon the written consent of Contractor, which consent shall not be unreasonably withheld.

13.3           Notices and Demands.  All demands or notices under or related to this Agreement will be in writing and mailed or hand-delivered to the respective party hereto at the address specified below or such other address as will have been specified in a written notice.  Any demand or notice mailed will be mailed first-class mail, postage-prepaid, return receipt-requested and ,will be effective upon the earlier of (a) actual receipt by the addressee, and (b) the date shown on the return-receipt. Any demand or notice not mailed will be effective upon actual receipt by the addressee.

Company:	PocketFinder, LLC
4999 E. La Palma Ave., Anaheim, CA. 92807
Attn: Joseph Scalisi

Contractor:	Aero Technology UK Ltd.
9A East Butts Road, Rugley, Staffordshire, England
Attn: David Butler

13.4           Jurisdiction; Choice; of Law.  The parties agree and acknowledge that this Agreement has been entered into in the County of Orange, California and that such county shall be the exclusive venue for any litigation related to or arising from this Agreement.  Further, the Contractor expressly acknowledges and agrees that it has sufficient contacts with California to make it subject to personal jurisdiction within California with respect to any dispute between the Company and the Contractor, and the Contractor expressly consents to such jurisdiction.  The parties further acknowledge and agree that this Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of California, without giving effect to the choice of law rules of California.

13.5           Arbitration.  The parties agree that upon the written demand of any party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this Agreement or otherwise, including, without limitation, contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association.  Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest Company’s address having an AAA regional office, or at any other place selected by mutual agreement of the parties.  This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, and its rights under this Agreement,, and any such action shall not be deemed an election of remedies.  Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order.  Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction.  Nothing in this arbitration provision shall preclude any party from seeking equitable relief from a court of competent jurisdiction.  The statute of limitations, estoppel, waiver, lathes and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes, The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

13.6           JURY WAIVER.  THE PARTIES HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THE AGREEMENT.

13.7           Due Authorization.  Each of the parties represents warrants and covenants to the other that it has the full right, power and authority to enter into this Agreement and there is nothing that would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.  The execution, delivery and performance of this Agreement have been duly authorized by all of its necessary corporate and stockholder action and constitutes a valid and binding obligation of it, enforceable against it in accordance with the terms hereof and any and all consents required to be obtained have been obtained.

13.8           Duty to Act in Good Faith.  Each of the parties to this Agreement agrees to act in good faith with respect to all of its rights, privileges, duties and obligations under this Agreement.

13.9           Time of Essence; Time for Performance.  Time is of the essence with regard to each provision of this Agreement as to which time is a factor.  Whenever any performance under this Agreement is stated to be due on a day other than a business day or whenever the time for taking any action under this Agreement would fall on a day other than a business day, then unless otherwise specifically provided in this Agreement, the due date for such performance or the time for taking such action, as the case may be, will be extended to the next succeeding business day.

13.10         Severability.  If any provision or any part of any provision of this Agreement is unenforceable, the enforceability of the other provisions and the remainder of the subject provision, respectively, will not be affected and they will remain in full force and effect.

13.11         Entire Agreement.  This Agreement embodies the entire agreement, and understanding between the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the parties relating to the Subject matter hereof.

13.12         Headings; References.  The headings at the beginning of each section of this Agreement, appendices, attachments. and/or exhibits, are solely for convenience and are not part of the Agreement.

13.13         Number and Gender.  In this Agreement, the singular will include the plural and vice versa and each gender will include the other.

 l3.14         Construction.  This Agreement is the product of negotiation and preparation by and among the parties hereto and their respective attorneys.  The parties expressly acknowledge and agree that this Agreement shall not be deemed prepared or drafted by any one party and will be construed accordingly,

13.15         Representation.  Each party is represented by independent legal counsel or has been advised to seek the advice of independent legal counsel and executes this Agreement acting upon their independent judgment and/or upon the advice of their respective independent legal counsel, without any representation, express or implied, of any kind or nature, except as only specifically set forth herein.

13.16         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

13.17         Modification.  This Agreement may be modified or amended only by mutual written consent of the parties.

13.18         Legal Relationship.  The Contractor shall be an independent contractor with respect to the Company and shall not be an employee or agent of the Company. The Contractor shall not be entitled to benefits, compensation, or shares of stock from the Company except as set forth in this Agreement and shall in no event to any fringe benefits payable to employees of the Company.

13.19         Limitation of Powers.  Neither the Contractor nor its personnel shall have the authority to act as an agent or representative of the Company in dealing with third parties.  The Contractor and its employees are independent contractors, and not employees, agents or representatives of the Company.  The Contractor mid its personnel shall have no authority to bind the Company to contracts or incur any other legal obligation on the Company’s behalf, and any such contracts or obligations so incurred by the Contractor or its personnel shall be void.  The Contractor shall at all times represent and disclose to third parties that it is an independent contractor of the Company, and not all agent or representative of the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

POCKETFINDER, LLC	AERO TECHNOLOGY UK LTD
(The Company)	(The Contractor)

/s/ Joseph Scalisi	/s/ David Butler
Title: President	Title: Managing Director
Date: May 1, 2007	Date: _________________________

Appendix I

The Product - PocketFinder

The PocketFinder shall be a personal cellular device capable of receiving incoming data messages from a remote party and responding to such messages with a data message containing the devices current location information obtained using GPS technology as discussed with and described to the Contractor.

Initial Specification Target

•           GSM/GPRS/SMS - Available In 900/1800 & 850/1900
•           On Board GPS
•           Approx Dimensions:  35mm DIA x 15 min Width
•           Weight:  55 grains
•           Stand by / in use time:  200 hrs
•           Battery:  3.7V Li-ion, 480mAh
•           Charger Input:  DC5.2V, 600mA Output:  DC 4.2V, 400mA
•           V-SIM or Permanent Mini SIM (3/1.8V)
•           Ambient Temp Range - 20 degrees to + 200 degrees
•           Water Proof
•           Extreme Shock Resistant
•           Inductive Charge System
•           FCC, CE, IC, CCC and PTCRB approvals

Appendix II

Payment &Timescales

The Company shall pay to the Contractor the total of $1,200,000 USD and 250,000 common shares of company stock in the following manner:

1)	$25,000 USD Start of project (Stage 1) Black box testing unit: Due date - Aug 31 2007 -6 50,000 shares

2)	$250,000 USD on completion of 250 Enfora GPRS devices + 50,000 shares (Stage 2)

3)	$250,000 USD on completion of pre-production run + 50,000 shares (Stage 3) Pilot run(l): Due date - Oct 31st, 2007

4)	$250,000 USD on completion of 1000 unit initial production run + 50,000 shares (Stage 4) Pilot run for Gov approvals: Due date - Nov 30th 2007

5)	$200,000 USD on completion of initial PO manufacturing + 50,000 shares (Stage 5) : Due date - Jan 4th 2008

Further Payments may include the following:

ADDITIONAL GSM LICENSING COSTS / IPR COSTS

ADDITIONAL FCC/CE/Cl APPROVALS

ADDITIONAL SAMPLES OR PRODUCTION UNITS

ADDITIONAL WORK NOT COVERED IN INITIAL SPECIFICATION

Appendix III

Procurement of Additional Products & Services

The Company may from time to time procure additional products and services required to see the product into mass production additional to those set out in Appendix II.

Appendix IV

PRODUCT IMAGES

Appendix V

All third party suppliers of the Contractor actively involved in the design of the product shall duly execute a copy of the following NON-DISCLOSURE AGREEMENT:

NON-DISCLOSURE AGREEMENT

THIS NON-DISCLOSURE AGREEMENT (“NDA”) is hereby executed and effective as of May 15th 2007 (“The Effective Date”) by and between PocketFinder, LLC, a business at 4999 East La Palma Avenue, Anaheim, CA. 92807 (“Principal”), and Aero Technology UK Ltd conducting business at 9A East Butts Road, Rugley, Staffordshire, England (“Recipient”), for the purpose of protecting Principal’s pending or vested patent rights, trademark rights, copyrights, and any other intellectual property rights, and any proprietary information rights wherein the proprietary information rights include, but are not limited to, Principal’s private and confidential business information related to any business discussions anticipated by this NDA (“Subject Matter”) and is disclosed solely for the purpose of exploring a potential business relationship.

Any information (‘‘Information”), related to Subject Matter, to be provided to Recipient by Principal, hereunder, is deemed to be proprietary to, and confidential by, Principal, and is disclosed by Principal to Recipient solely for the purpose of fabricating a prototype or Product.

In consideration of the disclosures of Information made by Principal, the parties agree as follows:

1.           Recipient agrees that it will not, except with the prior written permission of Principal, release, disclose, nor publish the Information delivered to, or made available to. Recipient in accordance with this NDA.

2.           Recipient further agrees to receive such Information solely for purposes provided in this NDA and. to make no further use of Information except as agreed to in writing by Principal.  Both parties agree that, for a period of fifteen (15) years from the signing of this NDA, Recipient shall not enter into any NDA with, or negotiate with, any third party concerning Subject Matter of this NDA.

3.           Recipient agrees to use at least the same degree of reasonable care for protecting and for preventing disclosure of the existence of this NDA or of Information supplied by Principal under this NDA to any third party as Recipient uses for protecting and for preventing disclosure of its own most confidential and proprietary information of whatever nature.  The obligation to protect and to prevent disclosure under this NDA shall continue for a term of fifteen (15) years from the date of last communication of Information hereunder, except where the Recipient can show that such Information has been known publicly at the time of disclosure, already developed by the Recipient at the time of disclosure without reference to the Subject Matter, prior written authorization to disclose and has been duly executed by the Principal, or Principal has already disclosed such information to a third party at time of disclosure on a non-confidential basis.

4.           Recipient agrees to disclose the Information to only those of its employees who have a need to know for the purposes herein set forth. Recipient will inform its employees, to whom such Information is disclosed, of the confidential nature of the Information and of this NDA, and of their personal obligation not to disclose nor use such Information except as herein provided.

5.           Recipient and Principal agree that this NDA or any acts pursuant hereto shall constitute neither a joint venture nor a partnership relationship between the parties and that this NDA may not be modified except upon written amendment which has been duly executed by authorized representatives of both parties.

6.           All writings, machine readable data, electronic records, verbal communication records, non-verbal communications (for instance, photographs, micrographs, recorded images, schematic, tables, spreadsheets, graphs, and drawings), audio recordings, video recordings, or audiovisual recordings (“Writings”), containing Information provided pursuant to this NDA, and any and all copies of such Writings, made by Principal, shall be and remain the property of Principal and shall be returned to Principal immediately upon request, or shall be destroyed after they are no longer useful for the purpose of the disclosure.

7.           Nothing in this NDA shall be construed as granting or conferring any license or right, whether express or implied, in any invention, discovery, or improvement, arising from Information, other than as expressly herein recited.  Nothing in this NINA shall be construed as assigning any interest, whether express or implied, in any invention, discovery, or improvement, arising from Information, other than as expressly herein recited.

8.           Principal warrants that he has the right to disclose Information hereunder provided.

9.           Recipient and Principal agree that this NDA shall be applied, construed, and enforced in accordance with the laws of the State of California, excluding giving effect to the choice of’ law rules of’ California.  The parties agree and acknowledge that this NINA has been entered into in the County of Orange, California and that such county shall be the exclusive venue for any litigation related to or arising from this NDA.  Further, the Contractor expressly acknowledges and agrees that it has sufficient contacts with California to make it subject to personal jurisdiction within California with respect to any dispute between the Company and the Contractor, and the Contractor expressly consents to such jurisdiction.  The parties further acknowledge and agree that this NDA and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the laws of California, without giving effect to the choice of law rules of California.

10.         The parties agree that upon the written demand of any party, whether made before or after the institution of any legal proceedings, but prior to the rendering of any judgment in that proceeding, all disputes, claims and controversies between them, whether individual, joint, or class in nature, arising from this NDA or otherwise, including, without limitation, contract disputes and tort claims, shall be resolved by binding arbitration pursuant to the Commercial Rules of the American Arbitration Association, Any arbitration proceeding held pursuant to this arbitration provision shall be conducted in the city nearest Company’s address having an AAA regional office, or at any other place selected by mutual agreement of the parties.  This arbitration provision shall not limit the right of either party during any dispute, claim or controversy to seek, use, and employ ancillary or preliminary rights and/or remedies, judicial or otherwise, for the purposes of realizing upon, preserving, protecting, and its rights under this NDA, and any such action shall not be deemed an election of remedies.  Such remedies include, without limitation, obtaining injunctive relief or a temporary restraining order. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction.  Nothing in this arbitration provision shall preclude any party from seeking equitable relief from a court of competent jurisdiction.  The statute of limitations, estoppel, waiver, laches and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes.  The Federal Arbitration Act (Title 9 of the United States Code) shall apply to the construction, interpretation, and enforcement of this arbitration provision.

11.           THE PARTIES HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG ‘THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NDA OR ANY OTHER RELATED DOCUMENT.  THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THE NDA.

IN WITNESS WHEREOF, the parties have caused this NDA to be executed by their duly authorized representatives.

POCKETFINDER, LLC	AERO TECHNOLOGY UK LTD
(The Principal)	(The Recipient)

/s/ Joseph Scalisi	/s/ David Butler
Title: President	Title: Managing Director
Date: May 1, 2007	Date: _________________________